Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

GEOSPATIAL MAPPING SYSTEMS, INC.

The undersigned, for the purpose of incorporating a corporation under the General Corporation Law of the State of Delaware (the “Act”), does hereby certify as follows:

ARTICLE – NAME

The name of the corporation is Geospatial Mapping Systems, Inc. (the “Corporation”).

ARTICLE II – REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III – PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE IV – CAPITALIZATION

1. Authorized Shares. The total number of shares of all classes of stock that the Corporation is authorized to issue is One Hundred Million (100,000,000) shares, consisting of Ninety Million (90,000,000) shares of Common Stock with a par value of One One-Thousandth of One Dollar ($0.001) per share and Ten Million (10,000,000) shares of Preferred Stock with a par value of One One-Thousandth of One Dollar ($0.001) per share.

2. Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board of Directors”), and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) The number of shares constituting that series and the distinctive designation of that series;

(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v) Whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) Any other relative rights, preferences and limitations of that series.

ARTICLE V – INCORPORATOR

The name and the mailing address of the incorporator of the Corporation is:

Name	Mailing Address
Keith M. Wixson	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022-3205

ARTICLE VI – LIMITATION OF DIRECTOR LIABILITY

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article VI shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Act, or (iv) for any transaction from which such director derives an improper personal benefit. If the Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act as so amended.

ARTICLE VII – INDEMNIFICATION

1. The Corporation shall, to the full extent permitted by Section 145 of the Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

2. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the Act.

3. The rights and authority conferred in this ARTICLE VII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

4. Neither the amendment nor repeal of this ARTICLE VII nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the Act, any modification of law, shall eliminate or reduce the effect of this ARTICLE VII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

ARTICLE VII – AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Act and, with the sole exception of those rights and powers conferred under ARTICLE VII above, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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